Exhibit 10.20

CD38 PRODUCT COLLABORATION AGREEMENT

This CD38 PRODUCT COLLABORATION AGREEMENT (the “Agreement”) is entered into on January 22, 2018 (the “Effective Date”) between I-Mab, a company organized and existing under the laws of Cayman Islands and having its registered address at *** (“I-Mab”), and EVEREST MEDICINES LIMITED, a company organized and existing under the laws of Cayman Islands and having its registered address at *** (“Everest”). Everest and I-Mab are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, I-Mab is a biopharmaceutical company engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, I-Mab has entered into a License and Collaboration Agreement with MorphoSys AG (MorphoSys), dated November 30, 2017 (the “MorphoSys License”), pursuant to which it has obtained a license from MorphoSys to develop and commercialize MorphoSys’ proprietary CD38 antibody in the greater China region;

WHEREAS, Everest wishes to share the cost for the development of such product, and I-Mab is willing to share the economic interest in such product with Everest, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1    “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity, which directly or indirectly controls or is controlled by or is under common control with such Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stocking of such entity, by contract or otherwise.

1.2    “CD38 Compound” means MorphoSys’ anti-CD38 Antibody designated as MOR03087 or MOR202, as further described in Exhibit A and any fragment (including antigen binding domain or sequence or portion), conjugate, variant, improvement, modification, progeny or derivative thereof (including CD38 Compound conjugated, bound, expressed as fusion or otherwise fused to a toxin, label, Antibody, cell or any other moiety or entity).

1.3    “CD38 Product” means any pharmaceutical (including diagnostic) product which constitutes, incorporates, comprises or contains a CD38 Compound, alone or in combination with one or more other active ingredients in any and all forms, presentations, in current and future formulations, dosage forms and strengths, and delivery modes.

1.4    “Commercially Reasonable Efforts” means those efforts consistent with the exercise of prudent scientific and business judgment in an active and ongoing program as applied by a Party to the development and commercialization of its own products at a similar stage of development and with similar market potential. Commercially Reasonable Efforts requires that a Party, at a minimum, assign responsibility for such obligations to qualified employees, set annual goals and objectives for carrying out such obligations, and allocate resources designed to meet such goals and objectives.

1.5    “Commercialization” (with a correlative meaning for “Commercialize”) means all activities directed to marketing, promoting, distributing, detailing or selling the CD38 Product (as well as commercial manufacturing, importing and exporting activities in connection therewith) in the Field in the Territory, including pre-launch activities and Phase 4 Clinical Trials.

1.6     “Commercialization Cost” means all costs incurred by or on behalf of the Commercialization Party and its Affiliates that are reasonably allocable to the Commercialization of CD38 Product in the Field in the Territory, including Distribution Costs, Sales and Marketing Costs, Manufacturing Costs for CD38 Product for commercial sale, costs for Phase 4 Clinical Trials, and the associated taxes. Commercialization Costs shall include the Commercialization Party and its Affiliates’ internal costs related to the Commercialization efforts, which shall be itemized and subject to the other Party’s annual audit in accordance with Section 4.8.

1.7    “Commercialization Party” means the Party responsible for the Commercialization of the CD38 Product in the Field in the Territory, as determined by the JSC pursuant to Section 2.1(d).

1.8    “Confidential Information” of a Party means all know-how, data and other information of a financial, commercial, business, operational or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party pursuant to this Agreement. The terms and conditions of this Agreement are the Confidential Information of both Parties.

1.9    “Development” (with a correlative meaning for “Develop”) means all development activities necessary or useful to obtain or maintain Regulatory Approval for the CD38 Product in the Field in the Territory, including all non-clinical studies and clinical trials (other than Phase 4 Clinical Trials) of the CD38 Product, technology transfer, manufacture process development, manufacture and distribution of CD38 Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of Regulatory Materials and other regulatory activities related to the CD38 Product.

1.10    “Development Costs” means all costs incurred by or on behalf of I-Mab or its Affiliates that are reasonably allocable to the Development of CD38 Product in the Field in the Territory, including (a) the costs of all preclinical studies and clinical trials (other than Phase 4 Clinical Trials); (b) the costs of formulation development, process development and delivery system development; (c) the Manufacturing Costs of CD38 Product for Development use, and the costs of placebos and comparator drugs for use in clinical trials of CD38 Product (calculated in the same manner as Manufacturing Costs are calculated for CD38 Product); (d) the cost of regulatory activities to obtain and maintain Regulatory Approval of CD38 Product, including the preparation and submission of all Regulatory Materials for the CD38 Product; (e) the costs in connection with the licensing of any intellectual property rights of any Third Party. Development Costs shall include I-Mab and its Affiliates’ internal costs related to the Development efforts, which shall be itemized and subject to annual audit by Everest in accordance with Section 4.8.

1.11    “Distribution Costs” means all costs incurred by or on behalf of Commercialization Party or its Affiliate that are allocable to the commercial distribution of CD38 Product in the Field in the Territory, including: (a) handling and transportation to fulfill orders with respect to such distribution; (b) customer services, including order entry, billing and adjustments, inquiry, credit and collection, and product recall; (c) reasonable and customary fees and other amounts payable to wholesalers, specialty pharmacies and distributors with respect to such distribution; and (d) costs of storage and distribution of CD38 Product for sale in the Territory, but for clarity, excluding in each case ((a) through (d)) any such amounts to the extent included as a deduction in calculating Net Sales.

1.12    “Field” means CD38 Product for all indications in hematologic oncology.

1.13    “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.14    “Manufacturing Costs” means all costs incurred by or on behalf of I-Mab or the Commercialization Party (as applicable) and its Affiliates that are reasonably allocable to the manufacture of CD38 Product for Development or Commercialization use, which product is either supplied to I-Mab, or the Commercialization Party, or its Affiliates by a Third Party, or manufactured directly by I-Mab, or the Commercialization Party, or its Affiliate.

(a)    For CD38 Product supplied to I-Mab, or the Commercialization Party, or its Affiliates by a Third Party, Manufacturing Costs means: (i) the amount paid by I-Mab, or the Commercialization Party, and its Affiliates to the Third Party supplier (expressed in the case of commercial units on a per unit manufactured basis) for the manufacturing and supply of such CD38 Product, plus (ii) any costs incurred by I-Mab, or the Commercialization Party, and its Affiliates for manufacturing site qualification, quality assurance and control, capital equipment, supply chain management and other manufacturing oversight activities.

(b)    For CD38 Product manufactured directly by I-Mab, or the Commercialization Party, or its Affiliates, Manufacturing Costs means the actual, fully burdened labor cost of manufacturing such CD38 Product, including without limitation the costs of raw materials, labor, and other identifiable variable costs incurred or accrued by I-Mab, or the Commercialization Party, and its Affiliates in connection with the manufacture of such CD38 Product, and the proportionate share of indirect manufacturing costs and allocable fixed costs. For clarity, the fully-burdened labor costs referenced above shall be calculated on a trailing 12-month average-capacity basis with the percentage allocable to Manufacturing Costs of CD38 Product representing the number of units or runs of CD38 Product produced or performed as a percentage of the total number of units or runs, including those of other products, that have been manufactured in such facility during the applicable time period.

1.15    “Net Sales” means the gross amount invoiced by or on behalf of the Commercialization Party or its Affiliates (but not Third Party sublicensees) for sales of a CD38 Product to any Third Party in an arm’s length transaction during the Term, less the following deductions specifically related to the CD38 Product for:

(a)    customary trade, cash or quantity discounts or rebates paid or to be paid or granted, to the extent not already reflected in the amount invoiced;

(b)    taxes (including, VAT, excise, consumption, sales and similar taxes and customs duties) to the extent incurred or to be incurred, paid or to be paid or collected or to be collected and remitted or to be remitted to the relevant tax authority (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale);

(c)    amounts paid or to be paid or granted or to be granted on rejections, outdating, recalls or returns and the actual amount of any write-offs for bad debt (provided that any amount subsequently recovered will be as added back as Net Sales);

(d)    compulsory payments and rebates related to the sale of the CD38 Product paid to a governmental authority pursuant to governmental regulations by reason of any national or local health insurance program or similar program; and

(e)    freight expense and insurance, to the extent it is not charged to or reimbursed by the customer.

For clarity, the amount of any discounts, rebates or allowances granted or taken with respect to the total sales to a Third Party for multiple products of the Commercialization Party or its Affiliates shall only be deducted in a pro rata basis in calculating Net Sales (i.e. only that part of the discount, rebate or allowance amount shall be deducted that relates to sales made with CD38 Products). Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales.

Notwithstanding the foregoing, amounts billed by the Commercialization Party or its Affiliates for the sale of a CD38 Product among the Commercialization Party and its Affiliates shall not be included in the computation of Net Sales hereunder.

1.16    “Out-license Income” means all license payments, including applicable upfront payment, license maintenance payments, milestone payments, royalty payments, shares, and equity interests, whether in cash or in kind, received by I-Mab or its Affiliates from a Third Party sublicense based on the grant of a sublicense to such Third Party under the MorphoSys License to Develop and Commercialize the CD38 Product in the Field in the Territory, which, for the purpose of clarification, shall not include: (a) payments to fund bona fide research and development work; (b) payments for the supply of goods and services at cost, including the supply of the CD38 Product; (c) reimbursement of costs and expenses, including for patent prosecution and enforcement; (d) bona fide loans; (e) payments to purchase I-Mab or its Affiliates’ equity at fair market value (for clarity, any premium paid by sublicensee in excess of the fair market value of the equity purchased shall be included in Out-License Income and Everest shall have the right to engage a Third Party appraiser to determine such fair market value).

1.17    “Phase 4 Clinical Trial” means a clinical trial of the CD38 Product that is initiated after Regulatory Approval has been obtained and is principally intended to support the Commercialization of the CD38 Product and not to support or maintain Regulatory Approval or otherwise obtain any labelling change approval from Regulatory Authority. Phase 4 Clinical Trial shall not include any studies that are required by a Regulatory Authority as a condition to receiving Regulatory Approval for the CD38 Product.

1.18    “Product Profit/Loss” means, for a given period of time, (a) the Net Sales of CD38 Product sold by the Commercialization Party and its Affiliates in the Field in the Territory during such time period, less (b) the Commercialization Costs incurred by the Commercialization Party and its Affiliates for the CD38 Product during such time period. For clarity, Product Profit/Loss shall be determined prior to application of any income taxes, and if such terms are used individually, “Product Profit” means a positive Product Profit/Loss, and “Product Loss” means a negative Product Profit/Loss.

1.19    “Regulatory Approval” means all approvals, including pricing approvals, that are necessary for the commercial sale of CD38 Product in a given country or regulatory jurisdiction.

1.20    “Regulatory Authority” means any applicable government authority responsible for granting Regulatory Approvals for medical and/or pharmaceutical products in a particular country or jurisdiction, including the China Food and Drug Administration.

1.21    “Regulatory Materials” means any regulatory application, submission, notification, communication, correspondence, registration, approval and other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize the CD38 Product in a particular country or jurisdiction, including the Regulatory Approval.

1.22    “Sales and Marketing Costs” means all costs incurred by or on behalf of the Commercialization Party and its Affiliates that are reasonably allocable to the sales and marketing of CD38 Product in the Field in the Territory, including the costs of: (a) activities directed to the advertising and marketing of CD38 Product, including sales call and detailing; (b) medical affairs and professional education for CD38 Product in the Territory, including launch meetings and continue medical education; (c) costs of advertising and public relations with respect to CD38 Product in the Territory; (d) promotional speaker programs with respect to CD38 Product in the Territory, including the training of such speakers; (e) developing, obtaining and providing training with respect to CD38 Product in the Territory, as well as training packages, promotional literature, promotional materials and other selling materials with respect to CD38 Product in the Territory; (f) developing and performing market research with respect to CD38 Product in the Territory and developing branding and communications plans; (g) conducting promotional symposia with respect to CD38 Product in the Territory; (h) developing reimbursement programs with respect to CD38 Product in the Territory; and (i) developing information for national accounts, managed care organizations and group purchasing organizations with respect to CD38 Product in the Territory.

1.23    “Shared Product Damages” means damages or other amounts payable by either Party or its Affiliates to any Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by either Party or its Affiliates, resulting from Third Party claims that arise from or are based on the Development, manufacture and/or Commercialization of the CD38 Product in the Field in the Territory, including product liability claims; provided however that “Shared Product Damages” shall exclude any and all damages and other amounts (including attorneys’ fees) for which a Party has an obligation to indemnify the other Party pursuant to Section 6.1 or 6.2.

1.24    “Territory” means the territory of the People’s Republic of China (including Macao and Hong Kong) and Taiwan.

1.25    “Third Party” means any person or entity other than Everest or I-Mab or an Affiliate of either Party.

1.26    Interpretations. In this Agreement, unless otherwise specified:

(a)    “includes” and “including” shall mean respectively includes and including without limitation;

(b)    words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)    words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(d)    the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2

GOVERNANCE

2.1    Joint Steering Committee. The Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee the Development and Commercialization of the CD38 Product in the Field in the Territory. The JSC shall in particular:

(a)    provide a forum for and facilitate communications between the Parties with respect to the Development and Commercialization of the CD38 Product in the Field in the Territory;

(b)    discuss and approve amendments to the Development Plan, including Development Budget;

(c)    evaluate the implementation of the Development Plan, including recommending necessary actions to remedy or correct any issues in the implementation of the Development Plan;

(d)    discuss and approve out-license of the CD38 Product;

(e)    discuss and approve the Commercialization Party, the Commercialization Plan and amendments thereto, including Commercialization Budget;

(f)    evaluate the implementation of the Commercialization Plan, including recommending necessary actions to remedy or correct any issues in the implementation of the Commercialization Plan;

(g)    establish joint subcommittees as it deems necessary or advisable to further the Development and Commercialization of the CD38 Product in the Field in the Territory;

(h)    monitor and oversee I-Mab’s activities under the MorphoSys License; and

(i)    perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties in writing.

2.2    Limitations of JSC Authority. The JSC shall only have the powers expressly assigned to in this Article 2 and elsewhere in this Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this Agreement; (b) waive or determine either Party’s compliance with the terms and conditions of under this Agreement; or (c) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.3    JSC Membership and Meetings.

(a)    JSC Members. The JSC shall consist of four (4) members, with two (2) appointed by I-Mab and two (2) appointed by Everest. Within thirty (30) days following the Effective Date, each Party shall designate its initial members to serve on the JSC. Each Party may replace its representatives on the JSC on written notice to the other Party. Each Party shall appoint one (1) of its representatives on the JSC to act as a co-chairperson of the JSC. The co-chairpersons shall jointly prepare and circulate agendas and reasonably detailed minutes for each JSC meeting.

(b)    Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every quarter. Meetings of the JSC may be held in person, by audio or video teleconference; provided that at least one (1) meeting per year of the JSC shall be held in person. In-person JSC meetings shall be held at locations selected alternatively by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JSC. No action taken at any meeting of the JSC shall be effective unless representatives of both Parties are participating.

(c)    Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that such participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement and that each Party shall provide prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting.

(d)    Everest Observer. I-Mab shall make reasonable efforts to discuss with Morphosys to appoint an observer designated by Everest to JDC between MorphoSys and I-MAB and this observer designated by Everest shall have full access to information from I-Mab from time to time. I-Mab shall make reasonable efforts to enable this observer to have full access to information from Morphosys from time to time.

2.4	Decision-Making.

(a)    All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.

(b)    I-Mab shall have final decision-making authority on matters related to the Development of the CD38 Product; provided however that I-Mab exercises its final decision making authority to increase the Development Budget for Development work within the Field as specified in the initial Development Plan (attached hereto as Exhibit B) or to add new clinical trials not set forth in the initial Development Plan, Everest shall have the right to opt-out Development Cost sharing for such new work or clinical trials by written notice to I-Mab within thirty (30) days after the receipt of I-Mab’s final decision. If Everest elects to opt-out such new work or clinical trials, then I-Mab shall be responsible for paying one hundred percent (100%) of the Development Cost for such new clinical trials, and the Product Profit/Loss Sharing shall be adjusted in accordance with Section 4.4(a). I-Mab shall not terminate the Development or sell its economic interest concerning the Development of CD38 Product without Everest’s prior written consent, which should not be unreasonably withheld.

(c)    For matters related to the Commercialization of the CD38 Product, I-Mab and Everest shall jointly make commercially reasonable decisions. If JSC cannot reach unanimous decision on matters related to the Commercialization of the CD38 Product, then Everest shall have the final decision-making authority on such matters. Notwithstanding the foregoing, if one Party or any of its Affiliates and/or its related parties is engaged to be a Commercialization Party under this Agreement, then the other Party that is not the Commercialization Party shall have a veto right relating to related party or connected party transactions related to the Commercialization of the CD38 Product. For clarity, Phase 4 Clinical Trials are Commercialization activities.

(d)    I-Mab shall have day-to-day operational control over the Development of the CD38 Product and the Commercialization Party shall have day-to-day operational control over the Commercialization of the CD38 Product, provided that such Party conducts such activities in accordance with the terms and conditions of this Agreement.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1    Overview. Subject to the terms and conditions of this Agreement, I-Mab shall be responsible for, either by itself or through its Affiliates, contractors and sublicensees, and shall use Commercially Reasonable Efforts to carry out, the Development, manufacture and Commercialization (if I-Mab or its Affiliate is designated the Commercialization Party) of the CD38 Product in the Field in the Territory.

3.2	Development.

(a)    Development Plan. The Development of the CD38 Product under this Agreement shall be conducted pursuant to a development plan to be implemented by or on behalf of I-Mab or its Affiliates or sublicensees to obtain Regulatory Approval of the CD38 Product in the Field in the Territory (the “Development Plan”). The Development Plan shall be consistent with I-Mab’s obligation under the MorphoSys License with respect to the Development of the CD38 Product. The Development Plan shall also include a detailed budget (the “Development Budget”) for such Development activities. As of the Effective Date, the Parties have agreed on the initial Development Plan, attached hereto as Exhibit B. From time to time, I-Mab shall prepare amendments and updates to the then-current Development Plan and Development Budget and submit such amendments and updates to the JSC for review and approval. Once approved by the JSC, such revised Development Plan and Development Budget shall replace or supplement, as appropriate, the prior Development Plan and Development Budget.

(b)    Development Reports. I-Mab shall keep Everest reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Development of the CD38 Product under this Agreement. Before each regularly scheduled JSC meeting, I-Mab shall provide the JSC with a written report summarizing the Development activities performed since last JSC meeting and the results thereof, and comparing such activities with the Development Plan for such time period. The JSC shall discuss the progress and results of the Development of the CD38 Product.

3.3	Regulatory.

(a)    Regulatory Responsibilities. The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approval of the CD38 Product in the Field in the Territory. I-Mab shall be responsible for the preparation and submission of all Regulatory Materials necessary to obtain and maintain Regulatory Approval of the CD38 Product in the Field in the Territory in accordance with regulatory strategy set forth in the Development Plan. The Development Budget shall include the costs associated with the communications and interactions with Regulatory Authorities in the Territory regarding the CD38 Product. I-Mab shall own all such Regulatory Materials, including Regulatory Approval of the CD38 Product, and at the request of Everest, shall provide Everest with copies of all major submissions and material communications with Regulatory Authorities in the Territory regarding the CD38 Product promptly after submission or receipt.

(b)    Remedial Actions. Each Party shall notify the other Party immediately if it obtains information indicating that any CD38 Product may be subject to any recall, corrective action or other regulatory action with respect to any CD38 Product taken by virtue of applicable Laws (a “Remedial Action”). JSC shall have the right to decide whether to take any Remedial Action and to control and coordinate all efforts necessary to conduct such Remedial Action. I-Mab shall make final decision relating to Remedial Action arises from the Development of the CD38 Product while the Commercialization Party shall make final decision relating to Remedial Action arises from the Commercialization of the CD38 Product.

3.4    Manufacture. I-Mab shall, either by itself or through its Affiliates, sublicensees or Third Party contractor, manufacture and supply all of I-Mab’s and its Affiliates’ and sublicensees’ requirements for CD38 Product for Development use in the Field in the Territory. The Commercialization Party shall, either by itself or through its Affiliates, sublicensees or Third Party contractor, manufacture and supply all of Commercialization Party’s and its Affiliates’ and sublicensees’ requirements for CD38 Product for Commercialization use in the Field in the Territory.

3.5	Commercialization.

(a)    Commercialization Party. The Commercialization Party shall be responsible for the Commercialization of the CD38 Product in the Field in the Territory. No later than twenty-four (24) months prior to the anticipated date of first Regulatory Approval of the CD38 Product, the JSC shall discuss and select which Party to be the Commercialization Party. In the event that the JSC selects Everest as the Commercialization Party, I-Mab shall grant an exclusive and royalty-free license to Everest under relevant know-how, patent and other intellectual property rights owned or controlled by I-Mab that are necessary for the Commercialization of the CD38 Product in the Field in the Territory and the Parties shall enter into a formal license agreement to document such licensing arrangement, form and substance of which shall be reasonably satisfactory to Everest.

(b)    Commercialization Plan. The Commercialization of the CD38 Product under this Agreement shall be conducted pursuant to a written Commercialization plan (the “Commercialization Plan”).

(c)     Commercialization Reports. The Commercialization Party shall keep the JSC reasonably informed as to the progress and results of its and its Affiliates’ and sublicensees’ Commercialization of the CD38 Product under this Agreement.

3.6    Everest’s Right of First Negotiation. During the Term, if I-Mab desires to develop any CD38 Product outside the Field in the Territory (a “ROFN Transaction”), I-Mab shall first provide written notice to Everest of its intent to conduct any ROFN Transaction, and upon Everest’s receipt of such written notice and at Everest’s election, Everest shall have the right to discuss and negotiate in good faith for Everest to participate in such ROFN Transaction on terms and conditions to be agreed upon by the Parties in writing (the “Everest ROFN”). To the extent that Everest provides written notice to I-Mab of its intent to exercise the Everest ROFN (the “Everest ROFN Notice”) within thirty (30) Business Days following receipt of the initial written notice from I-Mab (the “Everest ROFN Notice Period”), the Parties shall commence discussion and negotiation in good faith of terms and conditions for Everest’s participation in the ROFN Transactions and during this period, I-Mab agrees not to engage in any discussions or to enter into any agreement to conduct the ROFN Transactions with any Third Party. To the extent that (a) Everest does not provide the Everest ROFN Notice to I-Mab within the Everest ROFN Notice Period or (b) the Parties are unable to reach agreement on terms and conditions for Everest’s participation in the ROFN Transactions within thirty (30) Business Days following I-Mab’s receipt of the Everest ROFN Notice, I-Mab shall have no further obligation to Everest under this Section 3.6.

In the event that I-Mab wishes to sell or transfer or undergo any transaction with any Third Party related to CD38 Product in the Field in the Territory, I-Mab will discuss and consult with Everest on such transaction and I-Mab will not enter into any legally binding agreement concerning such transaction without first obtaining Everest’s written consents, which should not be unreasonably withheld.

ARTICLE 4

FINANCIAL PROVISIONS

4.1    Development Cost Sharing. Except as otherwise provided in this Agreement, the Parties shall share the Development Costs incurred by or on account of I-Mab to Develop the CD38 Product in the Field in the Territory (25% I-Mab: 75% Everest) as follows:

(a)    For each calendar quarter in which I-Mab is anticipated to conduct any Development activities under the Development Plan, I-Mab shall submit to Everest an invoice setting forth the estimated Development Costs based on the then-current Development Budget for such calendar quarter, no later than thirty (30) days before the first day of such calendar quarter. Everest shall pay Everest’s share (i.e., 75%) of the estimated Development Costs set forth in the invoice before the first day of such calendar quarter.

(b)    Within thirty (30) days after the end of each calendar quarter in which I-Mab has conducted Development activities under the Development Plan, I-Mab shall submit to Everest a reasonably detailed reconciliation report setting forth the actual Development Costs incurred by or on account of I-Mab to Develop the CD38 Product in such calendar quarter.

(c)    If the actual Development Costs for such calendar quarter is more than the amount of estimated Development Costs amount set forth in the invoice, then within thirty (30) days after the receipt of such reconciliation report, Everest shall pay to I-Mab (i) seventy-five percent (75%) of the portion of the actual Development Costs that are in excess of the invoice amount.

(d)    If the actual Development Costs for such calendar quarter is less than the amount of estimated Development Costs amount set forth in the invoice, then Everest’s prepayment in excess of Everest’s share (i.e.,75%) of the actual Development cost shall be credited toward the payment for the estimated Development Costs for the next calendar quarter (or promptly refunded to Everest if no more Development activities are planned).

Notwithstanding the abovementioned, Everest shall not have the obligation to share the portion of the actual Development Costs that exceeds the total amount set forth in the Development Budget.

4.2    Payments to MorphoSys. The Parties shall share all payments due from I-Mab to MorphoSys under the License and Collaboration Agreement (Exhibit C) entered into by and between MorphoSys and I-Mab, including upfront payment, milestone payments, royalty payments and reimbursement for technology transfer and other assistance within the Field (25% I-Mab : 75% Everest) as follows: I-Mab shall notify Everest and provide Everest with a statement of Everest’s share (i.e., 75%) of any payments due to MorphoSys thirty (30) days before the due date of such payment to MorphoSys, and Everest shall pay the amount invoiced within twenty five (25) days after the receipt of the invoice.

4.3    [Intentionally left blank]

4.4    Product Profit/Loss Sharing. The Parties shall share the Product Profit/Loss from the Commercialization of the CD38 Product in the Field in the Territory as follows, but Everest’s right to share the Product Profit from the Commercialization of the CD38 Product in the Field in the Territory shall be suspended until Everest has fulfilled its payment obligations under this Agreement which constitute material obligations of Everest under this Agreement:

(a)    Everest’s share of the Product Profit/Loss shall equal Everest Total Cost / (Everest Total Cost + I-Mab Total Cost) – 5%, and I-Mab’s share of the Product Profit/Loss shall equal I-Mab Total Cost / (Everest Total Cost + I-Mab Total Cost) + 5%, where

(i)    “Everest Total Cost” is the sum of (A) total Development Cost actually incurred by Everest under Section 4.1 (either paid or shared, but excluding payment for cost overrun under Section 4.1(c)), and (B) Everest’s share of payments to MorphoSys under Section 4.2, and

(ii)    “I-Mab Total Cost” is the sum of (A) total Development Cost actually incurred by I-Mab under Section 4.1 (either paid or shared, and inclusive of payment for cost overrun under Section 4.1), and (B) I-Mab’s share of payments to MorphoSys under Section 4.2.

By way of example, if the Everest Total Cost is $60 million and I-Mab Total Cost is $40 million, then Everest’s share of Product Profit/Loss shall equal $60M/($60M+40M) – 5% = 55%, and I-Mab’s share of Product Profit/Loss shall equal $40M/($60M+40M) + 5% = 45%. For clarity, if I-Mab’s final decision regarding the Development of the CD38 Product increases the Development Budget and Everest elects to opt-out such budget increase as set forth in Section 2.4(b), then one hundred percent (100%) of the increase in Development Cost paid by I-Mab shall be included in I-Mab Development Cost and not in Everest Development Cost.

(b)    Within thirty (30) days after the end of each calendar quarter in which the Commercialization Party has conducted Commercialization activities for the CD38 Product under the Commercialization Plan, the Commercialization Party shall submit to the other Party a reasonably detailed calculation of the Product Profit/Loss for such calendar quarter, including the Net Sales of the CD38 Product and the Commercialization Costs incurred by or on account of the Commercialization Party to Commercialize the CD38 Product in such calendar quarter.

(c)    If a Product Profit was realized for such calendar quarter, then the Commercialization Party shall pay to the other Party its share (as calculated in accordance with subsection (a) above) of the Product Profit for such calendar quarter within thirty (30) days after the delivery of the Product Profit/Loss report.

(d)    If a Product Loss was incurred for such calendar quarter, then the other Party shall pay to the Commercialization Party its share (as calculated in accordance with subsection (a) above) of the Product Loss for such calendar quarter within thirty (30) days after the receipt of the Product Profit/Loss report.

4.5    Out-license Income Sharing. The Parties shall share all Out-license Income from the out-license of the CD38 Product in the Field in the Territory (in the same ratio as Product Profit/Loss sharing) as follows: I-Mab shall promptly notify Everest after the receipt of any Out-license Income, shall first apply the Out-license Income to reimburse each Party the reasonable cost and expenses (including internal cost) incurred by such Party and its Affiliates for the negotiation and execution of the out-license agreement, and then shall pay to Everest Everest’s share (as calculated in accordance with Section 4.4(a)) of the remaining Out-license Income within thirty (30) days after receipt of the Out-license Income by I-Mab.

4.6    Currency; Exchange Rate. All payments to be made under this Agreement shall be made in US Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the receiving Party. The rate of exchange to be used in computing the amount of currency equivalent in US Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) on the due date of the payment.

4.7    Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of prime reported in The Wall Street Journal (U.S., Eastern Edition) on the due date of the payment plus two percentage point or the maximum rate allowable by applicable law, whichever is less.

4.8	Financial Records; Audit.

(a)    [Intentionally left blank]

(b)    Within sixty (60) days after the end of each calendar year, each Party shall allow an independent certified public accountant jointly selected by the Parties to audit its records for such calendar year to verify the accuracy of the financial report furnished by such Party and any amounts to be shared or paid under this Agreement for such calendar year. The cost of such annual audit shall be shared by the Parties (25% I-Mab: 75% Everest).

(c)    Any amounts shown to be owed but unpaid, or overpaid and in need of refund, shall be paid or refunded (as the case may be) within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 4.7) from the original due date.

4.9	Tax.

(a)    Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the collaborative efforts of the Parties under this Agreement.

(b)    Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement.

(c)    Payment of Tax. To the extent a Party is required by applicable law to deduct and withhold taxes on any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1    Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)    Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)    No Conflict; Covenant. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

(d)    Compliance with Law. It shall comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

5.2    Additional Representations and Warranties of I-Mab. I-Mab represents, warrants, and covenants (as applicable) to I-Mab that:

(a)    the MorphoSys License is in full force and effect and I-Mab has provided a true and complete copy of the MorphoSys License to Everest; I-Mab will maintain the MorphoSys License in full force and effect and will not terminate, amend, waive or otherwise modify the MorphoSys License in any manner that materially affects its rights to Develop, manufacture and/or Commercialize the CD38 Product in the Field in the Territory or Everest’s right and interest in the CD38 Product without Everest’s prior consent (not to be unreasonably withheld or delayed); in the event of any notice of breach of MorphoSys License by I-Mab, I-Mab shall immediately notify Everest in writing, and if I-Mab fails to cure such breach, Everest shall have the right, but not the obligation, to cure such breach on behalf of I-Mab and to offset any reasonable amounts incurred or paid by Everest in connection with the cure of such breach against any amounts otherwise payable by Everest to I-Mab under this Agreement;

(b)    as of the Effective Date, I-Mab has not granted any sublicense to any Third Party under the MorphoSys License to Develop or Commercialize the CD38 Product in the Field in the Territory;

(c)    as of the Effective Date, I-Mab has not received any written notice from any Third Party asserting or alleging that the CD38 Product, including the Development, manufacture or Commercialization thereof, infringes or misappropriates the intellectual property rights of such Third Party; and

(d)    as of the Effective Date, there are no actual, pending, or to I-Mab’s knowledge, alleged or threatened, adverse actions, suits, proceedings, or claims against I-Mab involving the CD38 Product or the MorphoSys License.

5.3    Additional Representations and Warranties of Everest. Everest represents, warrants, and covenants (as applicable) to I-Mab that as of the Effective Date, there are no legal claims, judgments or settlements against or owed by Everest or any of its Affiliates, or pending or, to Everest’s knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

5.4    Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 5, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Everest understands that the CD38 Product in the Field in the Territory is the subject of ongoing research and development and I-Mab cannot assure that the CD38 Product can be successfully developed and commercialized in the Field in the Territory.

ARTICLE 6

INDEMNIFICATION; LIMITATION OF LIABILITY

6.1    Indemnification by Everest. Everest hereby agrees to defend, hold harmless and indemnify I-Mab, its Affiliates and their agents, directors, officers and employees (the “I-Mab Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) a breach of any of Everest’s obligations under this Agreement, or (b) the negligence or willful misconduct of any Everest Indemnitee. Everest’s obligation to indemnify the I-Mab Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from any activities set forth in Section 6.2 for which I-Mab is obligated to indemnify Everest Indemnitees under Section 6.2.

6.2    Indemnification by I-Mab. I-Mab hereby agrees to defend, hold harmless and indemnify Everest, its Affiliates and their agents, directors, officers and employees (the “Everest Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (a) a breach of any of I-Mab’s obligations under this Agreement; (b) the negligence or willful misconduct of I-Mab Indemnitees. I-Mab’s obligation to indemnify the Everest Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from any activities set forth in Section 6.1, for which Everest is obligated to indemnify I-Mab Indemnitees under Section 6.1.

6.3    Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 6 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 6.1 and 6.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 6.1 and 6.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 6.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

6.4    Shared Product Damages. The Parties shall share all Shared Product Damages as follows: If the Shared Product Damage arises from the Development of the CD38 Product, including clinical trials, the Parties shall share such Shared Product Damage as Development Cost (i.e., 25% I-Mab : 75% Everest). If the Shared Product Damage arises from the Commercialization of the CD38 Product, the Parties shall share such Shared Product Damage as Commercialization Cost (as calculated in accordance with Section 4.). If either Party receives notice of a Third Party claim that arises from or is based on the Development, manufacture and/or Commercialization of the CD38 Product in the Field in the Territory, such Party shall inform the other Party in writing as soon as reasonably practicable, and the Parties shall discuss a strategy on how to defend against such Third Party claim.

6.5    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 6.1 OR 6.2, THE OBLIGATION OF ANY PARTY TO SHARE THE SHARED PRODUCT DAMAGES, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.

6.6    [Intentionally left blank]

ARTICLE 7

CONFIDENTIALITY

7.1    Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)    is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure; or

(e)    is subsequently independently discovered or developed by the receiving Party without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

7.2    Authorized Disclosure. Notwithstanding the obligations set forth in Section 7.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)    such disclosure is reasonably necessary for (i) the Development, manufacture and/or Commercialization of the CD38 Product, including obtaining and maintaining Regulatory Approval; or (ii) the prosecuting or defending litigation as contemplated by this Agreement; or

(b)    such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirers, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each such case on the condition that such disclosures are bound by confidentiality and non-use obligations consistent with those contained in the Agreement;

(c)    such disclosure is required by applicable Laws, including judicial or administrative process, provided that in such event such Party shall promptly inform the other Party such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed under this Section 7.2(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information pursuant to applicable Law shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

7.3    Publicity. Subject to the rest of this Section 7.3, no disclosure of the terms of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law.

7.4    Equitable Relief. Each Party acknowledges that a breach of this Article 7 cannot be reasonably or adequately compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

ARTICLE 8

TERM AND TERMINATION

8.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 8, shall remain in effect until the Parties cease Development and Commercialization of the CD38 Product in the Field in the Territory (the “Term”).

8.2    Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party materially breaches its obligations under this Agreement that would (x) lead or cause I-Mab to materially breaches its obligations under the MorphoSys Agreement or (y) lead or cause the essential business purpose of this Agreement could not be acheived and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within sixty (60) days from the date of such notice. For the avoidance of doubt, such material breach includes at least the following: on the part of I-Mab, I-Mab’s failure to make any payments due or use Commercially Reasonable Efforts to develop the CD38 Product under the MorphoSys Agreement; on the part of Everest, Everest’s failure to make any payments due or use Commercially Reasonable Efforts to commercialize the CD38 Product if the JSC selects Everest as the Commercialization Party under this Agreement. Such material breach does not include mistakes or errors in clinical trials that do not constitute material breach under the MorphoSys Agreement.

8.3    Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of substantially all of its assets, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) calendar days after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

8.4    Termination for Suspension of Development or Commercialization. The Party acknowledge that under the MorphoSys Agreement, I-Mab shall be deemed to not be using Commercially Reasonable Efforts to develop the CD38 Product if I-Mab fails to initiate or conduct any material development activities in relation to any therapeutic, prophylactic or palliative CD38 Product for a period of six (6) months. Therefore, the Parties agree that if I-Mab fails to initiate or conduct any material development activities in relation to any therapeutic, prophylactic or palliative CD38 Product for a period of three (3) months not as a result of any order or requirement of Regulatory Authority, Everest shall have the right to terminate this Agreement upon written notice to I-Mab. The Parties further agree that if the Commercialization Party fails to initiate or conduct any material commercialization activities after twenty-four (24) months prior to the anticipated date of first Regulatory Approval of the CD38 Product in relation to the CD38 Product for a period of three (3) months not as a result of any order or requirement of Regulatory Authority, the other party shall have the right to terminate this Agreement upon written notice to the Commercialization Party.

8.5    [Intentionally left blank]

8.6    Effect of Termination.

(a)    Continuation by I-Mab. If this Agreement is terminated by I-Mab pursuant to Sections 8.2, 8.3, or 8.4, then I-Mab shall have the right to continue the Development and Commercialization of the CD38 Product in the Field in the Territory.

(b)    Continuation by Everest. If this Agreement is terminated by Everest pursuant to Sections 8.2, 8.3, or 8.4, then Everest shall have the right to continue the Development and Commercialization of the CD38 Product in the Field in the Territory, in which case, upon Everest’s request and at no additional cost to Everest, I-Mab shall reasonably cooperate with Everest to facilitate the following:

(i)    subject to the terms and conditions of the MorphoSys License regarding assignment, assign the MorphoSys License to Everest;

(ii)    grant to Everest an exclusive license to all know-how, patent and other intellectual property rights owned or controlled by I-Mab to further Develop, manufacture and Commercialize the CD38 Product in the Field in the Territory;

(iii)    transfer and assign to Everest all of Regulatory Materials, including Regulatory Approval for the CD38 Product in the Field in the Territory, and all data and results from the non-clinical studies and clinical trials of the CD38 Product conducted by or on behalf of I-Mab in the Field in the Territory;

(iv)    transfer and assign to Everest all inventory of the CD38 Product in I-Mab’s and its Affiliates’ possession; and

(v)    transfer the Development, manufacture and Commercialization of the CD38 Product to Everest, including providing reasonable technical assistance and assigning to Everest any agreement with Third Party vendors pertaining to the Development, manufacture and Commercialization of the CD38 Product.

(c)    Continuation of Profit Sharing. The Party elects to continue the Development and Commercialization of the CD38 Product under clause (a) or (b) (the “Continuing Party”) shall be solely responsible for the cost and expense of such Development and Commercialization after termination. In the event that the Continuing Party successfully Develop and Commercialize the CD38 Product, the Continue Party shall pay to the other Party a percentage of the Product Profit and Out-license Income generated from the Development and Commercialization of the CD38 Product in the Field in the Territory, which percentage shall equal X/(X+Y*1.25) where

(i)    X is the total amount actually incurred (either paid or shared) by the other Party to Develop the Product under this Agreement before termination, including its share of the Development Costs under Section 4.1, payments to MorphoSys under the MorphoSys License under Section 4.2, and other Third Party payment under Section 4.3; and

(ii)    Y is (A) the total amount actually incurred (either paid or shared) by the Continuing Party to Develop the Product under this Agreement before termination, including its share of the Development Costs under Section 4.1, payments to MorphoSys under the MorphoSys License under Section 4.2, and other Third Party payment under Section 4.3, plus (B) the total amount actually incurred by the Continuing Party to Develop the Product after termination through Regulatory Approval;

provided however that the Continuing Party’s obligation to share Product Profit and Out-license Income with the other Party shall stop once the total payment to the other Party reach two times X.

8.7    Survival. Expiration or termination of this Agreement shall not affect the rights or obligations of the Parties under this Agreement that have accrued prior to the date of expiration or termination. Without limiting the foregoing, the following provisions shall survive any expiration or termination of this Agreement: Sections 5.4, 6.1 - 6.4 (solely with respect to claims arising from activities before expiration or termination), 6.5, 8.6, 8.7,10.11, Article 1, 7 and 9.

ARTICLE 9

DISPUTE RESOLUTION

9.1    Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 9 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

9.2     Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

9.3    Binding Arbitration. If the Chief Executive Officers of the Parties are not able to resolve any disputed matter within thirty (30) days and either Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration administered by Hong Kong International Arbitration Centre (“HKIAC”) pursuant to its arbitration rules then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a)    The arbitration shall be conducted by a single arbitrator jointly selected by the Parties. If the Parties are unable or fail to agree upon the arbitrator within thirty (30) days after the initiation of the arbitration, the arbitrator shall be appointed by HKIAC. The place of arbitration shall be Hong Kong, and all proceedings and communications shall be in English.

ARTICLE 10

MISCELLANEOUS

10.1    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.2    Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

10.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 10.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Everest:	Everest Medicines Limited
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If to I-Mab:	I-MAB Biopharma Co., Ltd.
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10.4    No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.5    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an affiliate or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the foregoing shall be null, void and of no legal effect.

10.6    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.7    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

10.8    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.9    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

10.10    English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

10.11    Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of Hong Kong, without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

10.12    Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this CD38 Product Collaboration Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

EVEREST MEDICINES LIMITED /S/ EVEREST MEDICINES LIMITED	I-Mab /S/ I-MAB

Exhibit A    CD38 Compound

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Exhibit B    Initial Development Plan

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Exhibit C    LICENSE AND COLLABORATION AGREEMENT

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